UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 24, 2009

MediaNet Group Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 W. Copans Road, Suite 710, Margate, Florida 33063

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (954) 974-5818

 Not Applicable

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03      Material Modification to Rights of Security Holders

On December 24, 2009, the Company filed an Amendment to Certificate of Designation After Issuance of Class or Series (the “Amendment”). The Amendment changes the dividend, liquidation and voting preferences, and the common stock conversion ratio, of the Series A Convertible Preferred Stock from 53.8229736 to 54.7229736 common shares for each share of Series A Preferred Stock. Pursuant to the Company’s Agreement and Plan of Merger with CG Holdings Limited, a Cyprus limited company (“CG”), dated August 10, 2009, as amended, the Series A Preferred Stock dividend, liquidation and voting preferences, and the common stock conversion ratio, are determined by ninety percent (90%) of the Company’s common stock, calculated on a fully-diluted basis. The amended ratio reflects the Company’s determination that at closing of its business combination with CG on October 19, 2009, in addition to options to purchase 3,098,000 shares of common stock the Company had 27,303,652 shares of common stock issued and outstanding, rather than 26,803,652 shares, as originally determined.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Description

	4.1	Amendment to Certificate of Designation After Issuance of Class or Series filed with the Nevada Secretary of State on December 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MediaNet Group Technologies, Inc.

Dated: December 30, 2009

By:	/s/ Kent Holmstoel Kent Holmstoel, Chief Operating Officer and Chairman of the Board of Directors